UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 17, 2009

MCG Capital Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-33377	54-1889518
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Wilson Boulevard, Suite 3000, Arlington, VA	22209
(Address of Principal Executive Offices)	(Zip Code)

(703) 247-7500

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On June 17, 2009, Robert J. Merrick tendered his resignation as a member of the board of directors (the “Board”) of MCG Capital Corporation (the “Company”), effective immediately. On April 24, 2009, Springbok Capital Management, LLC, Springbok Capital Onshore, LLC, Gavin Saitowitz, Soundpost Partners, LP, Jaime Lester, Lyrical Partners, L.P., Jeffrey Keswin, Robert S. Everett and Edward Gage (collectively, the “Springbok Group”) and the Company entered into an agreement (the “Settlement Agreement”) to settle matters pertaining to the contested election of directors to the Board at the Company’s 2009 Annual Meeting of Stockholders. Under the terms of the Settlement Agreement with the Springbok Group, the Company agreed to reduce the size of the Board from nine directors to eight directors prior to August 31, 2009. After giving effect to Mr. Merrick’s resignation, the Board consists of eight directors. Mr. Merrick’s resignation from the Board is not the result of any disagreement with the Company, known to an executive officer of the Company, on any matter relating to the Company’s operations, policies or practices.

Also on June 17, 2009, Mr. Merrick, who served as the Company’s Chief Investment Officer since August 2006 and as an Executive Vice President since June 1998, was informed by the Company that his position with the Company was being eliminated.

Mr. Merrick’s departure as an employee of the Company will be considered a termination without cause under the terms of the Employment Agreement by and between the Company and Mr. Merrick (the “Employment Agreement”) dated September 18, 2006, as amended. Mr. Merrick executed a Waiver and Release (the “Waiver and Release”) and is entitled to receive certain benefits under the Employment Agreement, which include the following: (i) all of his accrued compensation through the date of separation; (ii) a severance payment in the amount of $940,000 (representing two times his current base salary and two times his target annual bonus), with the first six months of the severance payment payable on the first day following the end of the six-month period following his date of separation and the other eighteen months of the severance payment payable in equal monthly installments during the period beginning on the seven-month anniversary of the date of separation and ending on the twenty four-month anniversary thereof; (iii) full and immediate lapsing of forfeiture restrictions with respect to 26,559 shares of restricted common stock previously awarded to Mr. Merrick, which shares have a value of approximately $65,335, based on the closing market price of the Company’s common stock on June 16, 2009 of $2.46 per share; and (iv) continued health coverage for Mr. Merrick and any eligible dependents for a maximum of 24 months from his date of separation. Mr. Merrick will also receive other benefits that are due to all employees upon separation, including the value of his accrued but unpaid vacation and vested 401(k) plan amounts.

Under the terms of the Employment Agreement, for a period of two years, Mr. Merrick has agreed not to (i) engage in any business or activity that competes with products, services or businesses of the Company or which the Company has begun, as of the date of his separation, to prepare to develop or offer, or (ii) recruit or hire any of the Company’s employees, and solicit the Company clients and certain prospective clients. The Employment Agreement also requires that Mr. Merrick protect the Company’s confidential information following his employment with the Company.

Under law, the Waiver and Release may be revoked by Mr. Merrick at any time prior to June 25, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCG CAPITAL CORPORATION

Date: June 18, 2009	By:	/s/ Stephen J. Bacica
Stephen J. Bacica
Chief Financial Officer